As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGENUS INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-1562417
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Forbes Road

Lexington, MA 02421

(781) 674-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Garo H. Armen

Chief Executive Officer and Chairman of the Board

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

(781) 674-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Zachary Blume

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617)-951-7000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

Agenus Inc.

1,950,000 SHARES OF COMMON STOCK

This prospectus relates to the disposition from time to time, in one or more offerings, of up to 1,950,000 shares of our common stock by the selling stockholders. These 1,950,000 shares are issuable upon the exercise of certain warrants, including (i) 1,300,000 warrants that will expire February 20, 2026 and (ii) 650,000 warrants that will expire February 20, 2028 (collectively, the “New Warrants”), held by the individuals named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest. The New Warrants, which have an exercise price of $2.84 per share, were issued to the individuals named in this prospectus pursuant to the terms of the Amended and Restated Note Purchase Agreement, dated as of February 20, 2015, as amended, by and among Agenus Inc. and the individuals named in this prospectus. This prospectus also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions described in the New Warrants.

We are entitled to receive cash proceeds from the exercise of the New Warrants, but we will not receive any proceeds from the sale of the shares of our common stock held by any of the selling stockholders. Any shares issued upon exercise of the New Warrants, or shares otherwise sold by the selling stockholders, may be sold in public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices, see “Plan of Distribution” on page 15 of this prospectus. Any selling stockholders selling shares under this prospectus will bear all commissions and discounts, if any, attributable to those sales. We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is listed on The Nasdaq Capital Market and trades under the symbol “AGEN.” On December 22, 2022, the last sale price of our common stock as reported on The Nasdaq Capital Market was $2.56 per share. You are urged to obtain current market quotations for our common stock.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, the selling stockholders may, from time to time, sell any of the securities described in this prospectus in one or more offerings. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” beginning on page 20 of this prospectus.

We have not authorized anyone to provide you with any information different from that contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities, other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. The selling stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “Agenus” mean, collectively, Agenus Inc. and its subsidiaries and their predecessors.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the consolidated financial statements and the notes to the consolidated financial statements incorporated in this prospectus by reference.

Our Business

We are a clinical-stage immuno-oncology (“I-O”) company advancing an extensive pipeline of immune checkpoint antibodies, adoptive cell therapies, through its subsidiary MiNK Therapeutics, Inc. (“MiNK”) and neoantigen vaccines, through its subsidiary SaponiQx, Inc. (“SaponiQx”), to fight cancer and infections. Our business is designed to drive success in I-O through speed, innovation and effective combination therapies. We believe that combination therapies and a deep understanding of each patient’s cancer will drive substantial expansion of the patient population benefiting from current and potential new I-O therapies. In addition to a diverse pipeline, we have assembled fully integrated end-to-end capabilities including novel target discovery, antibody generation, cell line development and current good manufacturing practice clinical manufacturing. We believe that these fully integrated capabilities enable us to produce novel candidates on timelines that are shorter than the industry standard. Leveraging our science and capabilities, we have forged important partnerships to advance our innovation.

We are developing a comprehensive I-O portfolio driven by the following platforms and programs, which we intend to utilize individually and in combination:

•	our multiple antibody discovery platforms, including our proprietary display technologies, designed to drive the discovery of future checkpoint modulator (“CPM”) antibody candidates;

•

our antibody candidate programs, emanating from our CPM programs, including our lead asset, botensilimab, an Fc-enhanced CTLA-4, for which data was presented at the 2022 ESMO World Congress on Gastrointestinal Cancer demonstrating in combination with balstilimab (PD-1) significant activity in “cold tumors,” such as microsatellite stable colorectal cancer (“MSS CRC”), and for which we initiated worldwide studies in 2022 in both MSS CRC, in combination with balstilimab, and melanoma and expect to initiate a worldwide trial in pancreatic cancer by the end of 2022;

•	our vaccine programs, including Prophage™, AutoSynVax™ and PhosPhoSynVax™;

•	our saponin-based vaccine adjuvant platform under SaponiQx, principally including our QS-21 STIMULON™ adjuvant (“QS-21 Stimulon”); and

•	a pipeline of novel allogeneic invariant natural killer T cell (“iNKT”) therapies to treat cancer and other immune-mediated diseases controlled by MiNK.

We assess development, commercialization and partnering strategies for each of our product candidates periodically based on several factors, including pre-clinical and clinical trial results, competitive positioning and funding requirements and resources. Our anti-CTLA-4 and anti-PD-1 programs (zalifrelimab and balstilimab, respectively) are in late phase clinical trials designed to support BLA filings under the U.S. Food and Drug Administration (“FDA”) accelerated approval pathway. We announced interim data from these trials in February, March and September 2020. We initiated the rolling submission of our BLA for balstilimab monotherapy to treat 2nd line cervical cancer in September 2020. We completed this BLA filing in April 2021 and the FDA accepted this application in June 2021, granting it priority review with a Prescription Drug User Fee Act target action date of December 16, 2021. We expect to solidify our strategy for the balstilimab/zalifrelimab combination filing, pending further discussion with the FDA.

We have formed collaborations with companies such as Bristol-Myers Squibb Company (“BMS”), Betta Pharmaceuticals Co., Ltd. (“Betta”), Gilead Sciences, Inc. (“Gilead”), Incyte Corporation (“Incyte”), Merck Sharpe & Dohme (“Merck”) and Recepta Biopharma SA. Through these alliances, as well as our own internal programs, we currently have more than a dozen antibody programs in pre-clinical or clinical development.

Pursuant to our collaboration agreement with Incyte, we have exclusively licensed to Incyte monospecific antibodies targeting GITR, OX40, TIM-3 and LAG-3, which Incyte is currently advancing in various clinical trials, as well as an additional undisclosed target that Incyte is advancing in preclinical studies. Under the terms of our agreement, Incyte is responsible for all future development expenses, and we are eligible to receive up to an additional $500.0 million in potential milestone payments plus royalties on any future sales. Pursuant to our collaboration and license agreement with Merck, we exclusively licensed to Merck a monospecific antibody targeting ILT4, which Merck is advancing in a Phase 2 clinical trial. Under the terms of our agreement, Merck is responsible for all future development expenses, and we are eligible to receive up to an additional $85.0 million in potential milestone payments plus royalties on any future sales. In September 2018, we, through our wholly-owned subsidiary, Agenus Royalty Fund, LLC, entered into a royalty purchase agreement (the “XOMA Royalty Purchase Agreement”) with XOMA (US) LLC (“XOMA”). Pursuant to the terms of the XOMA Royalty Purchase Agreement, XOMA purchased 33% of all future royalties and 10% of all future milestone payments that we are entitled to receive from Incyte and Merck, net of certain of our obligations to a third party. After taking into account our obligations under the XOMA Royalty Purchase Agreement, as of September 30, 2022, we remain eligible to receive up to $450.0 million and $76.5 million in potential development, regulatory and commercial milestones from Incyte and Merck, respectively.

In December 2018, we entered into a series of agreements with Gilead to collaborate on the development and commercialization of up to five novel I-O therapies (the “Gilead Collaboration Agreements”). Pursuant to the Gilead Collaboration Agreements, Gilead received worldwide exclusive rights to our bispecific antibody, AGEN1423, as well as the exclusive option to exclusively license AGEN1223, a bispecific antibody, and AGEN2373, a monospecific antibody. All three assets have entered clinical development. In November 2020, Gilead elected to return AGEN1423 to us and to voluntarily terminate the license agreement effective as of February 4, 2021. In 2021, we ceased development of AGEN1223 and the AGEN1223 option and license agreement was formally terminated. The AGEN2373 option agreement remains in place, and we are responsible for developing the program up to the option decision point, at which time Gilead may acquire exclusive rights to the program on option exercise. We have the right to opt-in to share Gilead’s development and commercialization costs in the United States in exchange for a profit (loss) share on a 50:50 basis and revised milestone payments. Pursuant to the terms of the AGEN2373 option agreement, we remain eligible to receive up to $10.0 million in aggregate milestone payments prior to option exercise, a $50.0 million option exercise fee and, if exercised, up to an additional $520.0 million in aggregate milestone payments, as well as royalties on any future sales.

In June 2020, we entered into a license and collaboration agreement (the “Betta License Agreement”) with Betta, pursuant to which we granted Betta an exclusive license to develop, manufacture and commercialize balstilimab and zalifrelimab in Republic of China, Hong Kong, Macau and Taiwan (collectively, “Greater China”). Under the terms of the Betta License Agreement, we received $15.0 million upfront and are eligible to receive up to $100.0 million in milestone payments plus royalties on any future sales in Greater China.

In May 2021, we entered into a License, Development and Commercialization Agreement (“BMS License Agreement”) with BMS to collaborate on the development and commercialization of our pre-clinical proprietary anti-TIGIT bispecific antibody program AGEN1777. Under the BMS License Agreement, we granted BMS an exclusive worldwide license under certain of our intellectual property rights to develop, manufacture and commercialize AGEN1777 and its derivatives in all fields; provided, we retained an option to access the licensed antibodies for use in clinical studies in combination with certain of our other pipeline assets subject to certain restrictions. Pursuant to the BMS License Agreement, we received a non-refundable upfront cash payment of $200.0 million in July 2021 and are eligible to receive up to $1.36 billion in aggregate development, regulatory and commercial milestone payments plus tiered royalties. In exchange, BMS is responsible for all of the development, regulatory approval, manufacturing and commercialization costs with respect to products containing AGEN1777. We have the option, but not the obligation, to co-fund a minority of the global development costs of products containing AGEN1777 or its derivatives, in exchange for increased tiered royalties. Finally, we also have the option to co-promote AGEN1777 in the U.S. In October 2021, we announced that the first patient was dosed in the AGEN1777 Phase 1 clinical trial, triggering the achievement of a $20.0 million milestone.

In September 2021, we announced the launch of SaponiQx to spearhead innovation in novel adjuvant discovery and vaccine design, including in relation to our saponin-based adjuvants. We also announced our partnership with Ginkgo Bioworks, Inc. to develop SaponiQx’s novel saponin products from sustainably sourced raw materials, with a goal to meet the current demands placed on the vaccine industry for pandemic vaccines. Our QS-21 Stimulon adjuvant is partnered with GlaxoSmithKline (“GSK”) and is a key component in multiple GSK vaccine programs. These programs are in various stages, with the most advanced being GSK’s shingles vaccine, Shingrix. In October 2017, GSK’s shingles vaccine was approved in the United States by the FDA. In January 2018, we entered into a Royalty Purchase Agreement with Healthcare Royalty Partners III, L.P. and certain of its affiliates (together, “HCR”), pursuant to which HCR purchased 100% of our worldwide rights to receive royalties from GSK on GSK’s sales of vaccines containing our QS-21 Stimulon adjuvant. We do not incur clinical development costs for products partnered with GSK. We were also entitled to receive up to $40.35 million in milestone payments from HCR based on sales of GSK’s vaccines as follows: (i) $15.1 million upon reaching $2.0 billion last-twelve-months net sales any time prior to 2024 (the “First HCR Milestone”) and (ii) $25.25 million upon reaching $2.75 billion last-twelve-months net sales any time prior to 2026 (the “Second HCR Milestone”). We received the First HCR Milestone after GSK’s net sales of Shingrix for the twelve months ended December 31, 2019 exceeded $2.0 billion. The Second HCR Milestone was achieved after GSK’s net sales of Shingrix for the twelve months ended June 30, 2022 exceeded $2.75 billion. Our business activities include product research and development, intellectual property prosecution, manufacturing, regulatory and clinical affairs, corporate finance and development activities, and support of our collaborations. Our product candidates require clinical trials and approvals from regulatory agencies, as well as acceptance in the marketplace. Part of our strategy is to develop and commercialize some of our product candidates by continuing our existing arrangements with academic and corporate collaborators and licensees and by entering into new collaborations.

MiNK is focused on the development of unmodified iNKT cell therapies for the treatment of cancer and other life-threatening immune-mediated diseases. In October 2021, the FDA cleared the Investigational New Drug application for AGENT-797, an allogeneic iNKT therapy, for the treatment of patients with solid tumor cancers with AGENT-797 alone and in combination with approved checkpoint antibodies. AGENT-797 is in ongoing clinical trials in hematological malignancies, including multiple myeloma and B cell lymphoma, and viral Acute Respiratory Distress secondary to COVID-19 and influenza with early data readouts in 2021. In October 2021, MiNK completed an initial public offering of 3,333,334 shares of its common stock, trading on the Nasdaq Global Market under the ticker symbol “INKT”, at a public offering price of $12.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses, were approximately $40.0 million. Subsequently, the underwriters in the initial public offering exercised their option to acquire an additional 500,000 shares at the public offering price and such shares were delivered on November 3, 2021. MiNK has licensed the INKT technology from Agenus and retains the rights to develop and expand a proprietary pipeline of engineered CAR-INKTs, TCRs, and INKT bispecific engagers. MiNK has a dedicated leadership and operational team and independent operating governance.

Our research and development expenses for the nine months ended September 30, 2022, and the years ended December 31, 2021, 2020, and 2019, were $133.4 million, $178.6 million, $142.6 million, and $168.3 million, respectively. We have incurred significant losses since our inception. As of September 30, 2022, we had an accumulated deficit of $1.6 billion. We are likely to continue to incur losses until we become a commercial company generating profits.

During the past five years, we have successfully financed our operations through income and revenues generated from corporate partnerships, advance royalty sales and issuance of equity. Based on our current plans and projections, we believe our quarter end cash resources of $218.2 million as of September 30, 2022, will be sufficient to satisfy our liquidity requirements for more than one year from when out financial statements were issued. Management continues to address the Company’s liquidity position and has the flexibility to adjust spending as needed in order to preserve liquidity. We continuously evaluate the likelihood of success of our programs. As such, our decisions to continue to fund or eliminate funding of each of our programs are predicated on these determinations, on an ongoing basis. We are prepared to discontinue funding of any activities that do not impact our core priorities if they do not prove to be feasible, and to restrict capital expenditures and/or reduce the scale of our operations. We expect our potential sources of funding to include: (1) collaborations, out-licensing and/or partnering opportunities for our portfolio programs and product candidates with multiple parties, (2) milestone payments from our existing partnerships, (3) consummating additional third-party agreements, (4) selling assets, (5) securing project financing and/or (6) selling equity securities.

You can find more information about us in our filings with the SEC referenced in the sections in this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on pages 20 and 21, respectively.

Corporate Information

Our principal executive office is located at 3 Forbes Road, Lexington, MA, 02421, and our telephone number is (781) 674-4400. Our website address is www.agenusbio.com. Information contained on our website is not a part of this prospectus.

ASV®, Agenus™, MiNK™, Prophage™, Retrocyte Display™ and STIMULON™ are trademarks of Agenus Inc. and its subsidiaries. All rights reserved. All rights reserved.

The Offering

Common Stock offered by the selling stockholders	1,950,000 shares

Use of Proceeds	We are entitled to receive cash proceeds from the exercise of the New Warrants, but we will not receive any proceeds from the sale of the shares of our common stock held by any of the selling stockholders.

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of certain factors that you should consider before making an investment in our stock.

Nasdaq Capital Market Symbol	“AGEN”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risk factors relating to Agenus that are incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any information incorporated by reference herein and other written and oral statements we make from time to time, contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements contained and incorporated by reference in this prospectus; such statements need to be evaluated in light of all the information contained in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

DESCRIPTION OF FINANCING TRANSACTION AND WARRANTS

On April 15, 2013, we entered into a Note Purchase Agreement with certain investors (the “Existing Investors”), pursuant to which we issued to the Existing Investors (i) senior subordinated promissory notes in the aggregate principal amount of $5.0 million that were scheduled to mature on April 14, 2015 (the “2013 Notes”) and (ii) four-year warrants to purchase 500,000 shares of our common stock.

On February 20, 2015, we entered into an Amended and Restated Note Purchase Agreement (the “Purchase Agreement”) with the Existing Investors and certain additional investors, pursuant to which we (i) cancelled the 2013 Notes in exchange for new senior subordinated promissory notes in the aggregate principal amount of $5.0 million, (ii) issued additional 2015 Notes in the aggregate principal amount of $9.0 million (the Notes described in clauses (i) and (ii), the “2015 Notes”) and (iii) issued five-year warrants to purchase 1,400,000 shares of our common stock (the “2015 Warrants”).

On February 18, 2020, we entered into an Amendment to Notes and Warrants with holders of the 2015 Notes, pursuant to which the Company (i) extended the maturity date of the 2015 Notes by three years from February 20, 2020 to February 20, 2023, (ii) extended the exercise period of the warrants to purchase 1,400,000 shares of the Company’s common stock previously issued in 2015 by three years from February 20, 2020 to February 20, 2023, and (iii) issued warrants exercisable for 650,000 shares of the Company’s common stock with a term of five years and an exercise price of $4.48 per share, which represented a 20% premium over the 30-day average trailing closing price of the Company’s common stock (the “2020 Warrants”).

On November 30, 2022, we entered into an Amendment to Notes, Termination of Warrants and Sale of New Warrants with existing noteholders, pursuant to which the Company (i) extended the maturity date of the 2015 Notes by two years from February 20, 2023 to February 20, 2025, (ii) terminated each of the 2015 Warrants and 2020 Warrants, (iii) issued the New Warrants, consisting of (x) warrants exercisable for 1,300,000 shares of common stock expiring on February 20, 2026 and (y) warrants exercisable for 650,000 shares of common stock expiring on February 20, 2028. Each of the New Warrants has an exercise price of $2.84 per share, which represented a 15% premium over the 30-day average trailing closing price of the Company’s common stock for the period ending November 9, 2022.

The number of shares of our common stock into which the New Warrants are exercisable and the exercise price will be adjusted to reflect any stock splits, reverse stock splits, payment of stock dividends, recapitalizations, reclassifications or other similar adjustments in the number of outstanding shares of our common stock. The exercise price may also be adjusted to reflect certain dividends or other distributions, including distributions of stock or other securities, property or options by way of a dividend, reorganization, reclassification, consolidation, merger or similar transaction. As of the date of this prospectus, none of the New Warrants have been exercised by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

Agenus is authorized to issue up to 800,000,000 shares of common stock, par value $0.01 per share, with 294,948,117 issued and outstanding as of September 30, 2022. Agenus is also authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, with 31,620 shares of Series A-1 convertible preferred stock designated, issued and outstanding convertible into 333,333 shares of common stock as of September 30, 2022.

The material terms and provisions of our common stock, our preferred stock and each other class of our securities that qualifies or limits our common stock, are described in our Registration Statement on Form 8-A filed January 24, 2000, as supplemented by the description of our common stock contained in Exhibit 4.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, both of which are incorporated by reference in this prospectus. For the complete terms of our common stock, preferred stock and preferred stock purchase rights, please refer to our certificate of incorporation, by-laws and certificates of designation, preferences and rights that we have filed with the SEC. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

USE OF PROCEEDS

We are registering these shares pursuant to registration rights granted to the selling stockholders. We are not selling any securities under this prospectus. We are entitled to receive cash proceeds from the exercise of the Warrants, but we will not receive any proceeds from the sale or other disposition of the shares covered hereby. We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

The selling stockholders are not obligated to exercise their New Warrants, and we cannot predict whether selling stockholders will choose to exercise all or any of their New Warrants. At the time this registration statement was filed, none of the selling stockholders had exercised their New Warrants.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell or otherwise dispose of, from time to time, up to an aggregate amount of 1,950,000 shares of common stock, issuable upon the exercise of the New Warrants plus an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions as described in the New Warrants.

The table below presents information regarding the selling stockholders, the shares of common stock beneficially owned by them prior to the issuance of the New Warrants, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number and percentage of our common stock each of the selling stockholders will own assuming all of the shares covered by this prospectus are sold by the selling stockholders. Neither the selling stockholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.

The information in the table is based on 294,948,117 shares outstanding as of September 30, 2022 and was prepared based on information supplied to us by the selling stockholders, and reflects holdings as of December 23, 2022. As used in this prospectus, the term “selling stockholders” includes the selling stockholders set forth below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholders have voting and investment power.

The number of shares in the column “Common Stock That May Be Offered Pursuant to This Prospectus” represents all of the shares of common stock that the selling stockholders may offer under this prospectus. The fourth column assumes the exercise of all of the New Warrants covered by this prospectus by the selling stockholders, the sale of all the shares offered by the selling stockholders pursuant to this prospectus and that the selling stockholders do not acquire any additional shares of common stock before the completion of this offering. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The selling stockholders may sell some, all or none of their shares in this offering. We do not know how long the selling stockholders will hold the shares before selling them. Other than as described in the section entitled “Description of Financing Transaction and Warrants” we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

	Beneficial Ownership of Common Stock Prior to the Offering			Beneficial Ownership of Common Stock After the Offering
Name of Selling Stockholder	Number of Shares	Percent of Class (%)	Common Stock That May Be Offered Pursuant to This Prospectus (1)	Number of Shares(2)	Percent of Class (%)
Mark and Nicole Berg	1,820,000(3)	*	600,000	95,000(9)	*
Alice Saraydarian	181,100(4)	*	150,000	31,100	*
Nicky V LLC	680,000(5)	*	675,000	5,000	*
MSB Research Inc.	230,000(6)	*	225,000	5,000	*
Khalil Barrage	75,000(7)	*	75,000	—	*
E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA	250,000(8)	*	225,000	25,000	*

*	Less than one percent.
(1)

Represents shares of our common stock issuable upon exercise of New Warrants. The number of shares of our common stock issuable upon exercise of New Warrants is subject to adjustment as a result of stock splits, dividends or similar transactions as set forth in the New Warrants. As a result, the number of shares issuable upon exercise of the New Warrants may increase or decrease in the future. Only the shares issuable upon exercise of the New Warrants are being offered hereby.

(2)

Assumes that all the shares of the selling stockholders covered by this prospectus are sold, and that the selling stockholders do not acquire any additional shares of common stock before the completion of this offering. However, as each selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that any selling stockholder will ultimately offer or sell under this prospectus.

(3)

Shares beneficially owned by Mark and Nicole Berg include (i) shares underlying New Warrants issued to Mark and Nicole Berg to purchase up to 200,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, (ii) shares underlying New Warrants issued to Mark and Nicole Berg to purchase up to 400,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, (iii) shares underlying New Warrants issued to Nicky V LLC to purchase up to 225,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, which Nicole Berg has sole voting and dispositive control over, (iv) shares underlying New Warrants issued to Nicky V LLC to purchase up to 450,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, which Nicole Berg has sole voting and dispositive control over, (v) shares underlying New Warrants issued to MSB Research Inc. to purchase up to 75,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, which Mark Berg has sole voting and dispositive control over, (vi) shares underlying New Warrants issued to MSB Research Inc. to purchase up to 150,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, which Mark Berg has sole voting and dispositive control over, (vii) shares underlying New Warrants issued to E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA to purchase up to 75,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, which Mark Berg has sole voting and dispositive control over, (viii) shares underlying New Warrants issued to E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA to purchase up to 150,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, which Mark Berg has sole voting and dispositive control over, (ix) 60,000 shares of our common stock owned by Mark Berg individually, (x) 5,000 shares of our common stock held in the name of Nicky V LLC, which Nicole Berg has sole voting and dispositive control over, (xi) 5,000 shares of our common stock held in the name of MSB Research Inc., which Mark Berg has sole voting and dispositive control over, and (xii) 25,000 shares of our common stock held in the name of E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA, which Mark Berg has sole voting and dispositive control over.

(4)

Shares beneficially owned by Alice Saraydarian include (i) shares underlying New Warrants to purchase up to 50,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, (ii) shares underlying New Warrants to purchase up to 100,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, and (iii) 31,100 shares of our common stock.

(5)

Shares beneficially owned by Nicky V LLC include (i) shares underlying New Warrants to purchase up to 225,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, (ii) shares underlying New Warrants to purchase up to 450,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, and (iii) 5,000 shares of our common stock.

(6)

Shares beneficially owned by MSB Research Inc. include (i) shares underlying New Warrants to purchase up to 75,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028, (ii) shares underlying New Warrants to purchase up to 150,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, and (iii) 5,000 shares of our common stock.
(7)

Shares beneficially owned by Khalil Barrage include (i) shares underlying New Warrants to purchase up to 25,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028 and (ii) shares underlying New Warrants to purchase up to 50,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026.

(8)

Shares beneficially owned by E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA include (i) shares underlying New Warrants to purchase up to 75,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2028 and (ii) shares underlying New Warrants to purchase up to 150,000 shares of our common stock that may be exercised in whole or in part at any time or from time to time on or before February 20, 2026, and (iii ) 25,000 shares of our common stock.

(9)

Assumes that all of the shares covered by this prospectus and beneficially owned by Mark and Nicole Berg are sold by Mark and Nicole Berg and each of the following selling stockholders: (i) Nicky V LLC, (ii) MSB Research Inc., and (iii) E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. We are entitled to receive cash proceeds from the exercise of the New Warrants, but we will not receive any proceeds from the sale of the shares of our common stock held by any of the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of our common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions other than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the selling stockholder(s) to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. If a selling stockholder effects certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to a selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Each selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the name of each selling stockholder, the purchase price and public offering price, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Each selling stockholder and any other person participating in a sale of the common stock registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the securities that may be offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Agenus Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Documents we have filed with the SEC are also available on our website at www.agenusbio.com. Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC. This helps us disclose certain important information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference each of the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 000-29089);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 (File No. 000-29089);

•

our Current Reports on Form 8-K filed on January 6, 2022, March  1, 2022, March  25, 2022, June  14, 2022, August  5, 2022 and December 2, 2022 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed) (File No. 000-29089);

•	our Proxy Statement on Schedule 14A filed with the SEC on April 29, 2022 (File No. 000-29089); and

•

the description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act on January 24, 2000, including any amendment or reports filed for the purpose of updating such descriptions (File No. 000-29089).

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide each person to whom this prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these filings, at no cost, through the “Investor” section of our website (www.agenusbio.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Attention: Legal Department

Telephone: (781) 674-4400

The information contained on our website is not a part of this prospectus.

December 23, 2022

PROSPECTUS

1,950,000 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the registration of the securities offered hereby. Agenus Inc. will bear all of these expenses. All amounts are estimated except for the SEC registration fee:

Item	Amount
SEC registration fee	$502
Legal fees and expenses	15,000	*
Accounting fees and expenses	8,500	*
Printing and related expenses	5,500	*
Miscellaneous	1,000	*
Total	$30,502	*

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

We have entered into indemnification agreements with each of our directors and certain executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

Our Sixth Amended and Restated By-Laws provide that we shall indemnify each of our directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in our Sixth Amended and Restated By-Laws is not exclusive of any other right.

In addition, as permitted by Section 102 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.	Exhibits

The following Exhibits are incorporated herein by reference:

3.1	Amended and Restated Certificate of Incorporation of Antigenics Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 10, 2002 and incorporated herein by reference.

3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Antigenics Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 11, 2007 and incorporated herein by reference.

3.1.2	Certificate of Ownership and Merger changing the name of the corporation to Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on January 6, 2011 and incorporated herein by reference.

3.1.3	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on September 30, 2011 and incorporated herein by reference.

3.1.4	Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1.4 to our Quarterly Report on Form 10-Q (File No. 000-02089) for the quarter ended June 30, 2012 and incorporated herein by reference.

3.1.5	Certificate of Fourth Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on April 25, 2014 and incorporated by reference herein.

3.1.6	Certificate of Fifth Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 16, 2016 and incorporated by reference herein.

3.1.7	Certificate of Sixth Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 24, 2019 and incorporated herein by reference.

3.1.8	Certificate of Seventh Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on August 5, 2022 and incorporated herein by reference.

3.2	Sixth Amended and Restated By-laws of Agenus Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on March 25, 2022 and incorporated herein by reference.

4.1	Form of Common Stock Certificate. Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-29089) filed on January 6, 2011 and incorporated herein by reference.

4.2	Amended and Restated Note Purchase Agreement, dated as of February 20, 2015, as amended, by and between Agenus Inc. and the Purchasers listed on Schedule 1.1 thereto. Filed as Exhibit 4.2 to our Quarterly Report on Form 10-Q (File No. 000-29089) for the quarter ended March 31, 2015 and incorporated herein by reference.

4.3	Amendment to Notes and Warrants dated as of February 18, 2020, by and among Agenus Inc. and the Investors listed therein. Filed as Exhibit 4.7 to our Annual Report on form 10-K (File No. 000-29089) for the year ended December 31, 2019 and incorporated herein by reference.

4.4*	Amendment to Notes, Termination of Warrants and Sale of New Warrants, dated as of November 30, 2022, by and among Agenus Inc. and the Existing Noteholders listed therein.

4.5	Form of 2022 A Warrant under the Amended and Restated Note Purchase Agreement, dated as of November 30, 2022. Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-29089) filed on December 2, 2022 and incorporated herein by reference.

4.6	Form of 2022 B Warrant under the Amended and Restated Note Purchase Agreement, dated as of November 30, 2022. Filed as Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-29089) filed on December 2, 2022 and incorporated herein by reference.

5.1*	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, an independent registered public accounting firm.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

107*	Calculation of Registration Fee

*	Filed herewith.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 23rd day of December, 2022.

AGENUS INC.

By:	/s/ Garo H. Armen, Ph.D.
Garo H. Armen, Ph.D.
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Garo Armen and Christine Klaskin, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Garo H. Armen, Ph.D. Garo H. Armen, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 23, 2022

/s/ Christine M. Klaskin Christine M. Klaskin	Vice President, Finance (Principal Financial and Accounting Officer)	December 23, 2022

/s/ Brian Corvese Brian Corvese	Director	December 23, 2022

/s/ Susan Hirsch Susan Hirsch	Director	December 23, 2022

/s/ Allison Jeynes-Ellis Allison Jeynes-Ellis	Director	December 23, 2022

/s/ Wadih Jordan Wadih Jordan	Director	December 23, 2022

/s/ Ulf Wiinberg Ulf Wiinberg	Director	December 23, 2022

/s/ Timothy R. Wright Timothy R. Wright	Director	December 23, 2022